EXHIBIT 5.1

[JONES DAY LETTERHEAD]

June 14, 2004

Alliant Techsystems Inc.
5050 Lincoln Drive
Edina, Minnesota 55436

Ladies and Gentlemen:

        We are acting as special counsel for Alliant Techsystems Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the registration for resale under the Securities Act of 1933 (the "Act"), of $280,000,000 aggregate principal amount of the Company's 2.75% Convertible Senior Subordinated Notes due 2024 (the "Notes"), the guarantees (each, a "Subsidiary Guarantee"), by certain subsidiaries of the Company (the "Subsidiary Guarantors") and the shares (the "Shares") of Common Stock, par value $0.01 per share of the Company, issuable upon conversion of the Notes, including the rights (the "Rights") attached to such Shares. The Notes were issued pursuant to an Indenture, dated February 19, 2004 (the "Indenture"), among the Company, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee.

        We have examined such documents and records, including originals or copies certified or otherwise identified to our satisfaction, and such matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.
The Notes being registered for resale are valid and binding obligations of the Company.

2.
The Subsidiary Guarantees being registered for resale are valid and binding obligations of each of the respective Subsidiary Guarantors.

3.
When issued upon conversion of the Notes, the Shares will be validly issued, fully paid and non-assessable.

4.
When issued in accordance with the Stockholders Rights Agreement, dated as of May 7, 2002, between the Company and LaSalle Bank National Association, as rights agent, the Rights will be validly issued and will constitute valid and binding obligations of the Company.

        Our opinions set forth in paragraphs 1, 2 and 4 are limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium and other similar laws, regulations and judicial opinions of general applicability, including those relating to or affecting creditors' rights generally, and by general equitable principles and fiduciary considerations.

        We are not admitted or qualified to practice law in the States of Minnesota or Tennessee. Therefore, in rendering the opinions expressed herein, we have relied solely and without independent investigation upon (i) the opinion of Ann D. Davidson, Vice President and General Counsel of the Company, a copy of which has been filed as Exhibit 5.2 to the Registration Statement, with respect to matters governed by the laws of the State of Minnesota, and (ii) the opinion of Bass, Berry & Sims PLC, a copy of which has been filed as Exhibit 5.3 to the Registration Statement, with respect to matters governed by the laws of the State of Tennessee.

        Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the States of California, Delaware and New York. We express no opinion with respect to the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to register the resale of the Notes, the Subsidiary Guarantees and the Shares, including the Rights attached to the Shares, under the Act and to the reference to our Firm under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ JONES DAY